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                                                                      EXHIBIT 99



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600 Powers Building, 16 West Main Street, Rochester, New York  14614-1601                            585-454-1250
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FOR IMMEDIATE RELEASE                             CONTACT:  Mark W. Leunig
                                                  Director of Investor Relations
                                                  (585) 454-1250



  GENESEE CORPORATION ANNOUNCES SUSPENSION OF REVERSE STOCK SPLIT PROPOSAL AND
                    $2.50 PER SHARE LIQUIDATING DISTRIBUTION

      ROCHESTER, NEW YORK, February 21, 2003 -- Genesee Corporation (NASDAQ/NMS:
GENBB) announced today that it has indefinitely suspended the proposal that was described in the preliminary proxy statement that the Corporation filed with the Securities and Exchange Commission on December 24, 2002 for a 1 for 500 reverse split of the Corporation's Class A and Class B common stock.

      The Corporation also announced that its Board of Directors has declared a partial liquidating distribution of $2.50 per share, payable on March 17, 2003 to Class A and Class B shareholders of record on March 10, 2003. The partial liquidating distribution announced today is the sixth paid by the Corporation pursuant to the plan of liquidation and dissolution approved by the Corporation's shareholders in October 2000 and brings the total of liquidating distributions paid to date to $60.3 million. Distributions totaling $33.50 per share were paid to shareholders on March 1, 2001, November 1, 2001, May 17, 2002, August 26, 2002 and October 11, 2002.

      Taking into account the $2.50 per share liquidating distribution payable March 17, 2003, the Corporation updated its estimate of net assets in liquidation to $11.0 million, or $6.60 per share, compared to net assets in liquidation at October 26, 2002 of $15.2 million, or $9.10 per share.

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FORWARD-LOOKING STATEMENTS

      Statements made in this news release about a proposed reverse stock split and the amount that would be paid in lieu of issuance of fractional shares are forward-looking statements within the meaning of the federal securities laws. These forward-looking statements are subject to a number of significant risks and uncertainties, and there can be no assurance that the expectations reflected in those statements will be realized or achieved. Such risks and uncertainties include, without limitation, the amount and timing of payments to the Corporation by High Falls Brewing Company LLC ("High Falls") under a promissory note held by the Corporation; the possible extension of payment or renegotiation of terms as a result of the payment default by High Falls under that note; the risk of default by High Falls on its other obligations under that note; possible contingent liabilities and post-closing indemnification and other obligations arising from the sale of the Corporation's brewing, foods and equipment leasing businesses and other assets; the risk that federal, state or local taxing authorities will audit the tax returns filed by the Corporation to report the sale of its brewing, foods and equipment leasing businesses and other assets resulting in additional taxes being assessed against the Corporation; the risk that income, sales, use and other tax returns filed by the Corporation prior to the divestiture of its brewing, foods and equipment leasing businesses might be audited by federal, state or local taxing authorities resulting in additional taxes being assessed against the Corporation; the risk that the Corporation may not be able to realize its current estimate of the net liquidation value of its assets; the risk that the Corporation may have underestimated the settlement expense of its obligations and liabilities, including without limitation, its estimates of self-insured workers compensation liability, accrued compensation, and tax liabilities; and risks associated with the liquidation and dissolution of the Corporation, including without limitation, settlement of the Corporation's liabilities and obligations, costs incurred in connection with carrying out the plan of liquidation and dissolution, the amount of income earned during the liquidation period on the Corporation's bond portfolio and investments in money market funds, risks that the market value of the Corporation's bond portfolio could decline, risks associated with investment in bonds and money market funds in the current low interest rate environment, and the actual timing of the winding up and dissolution of the Corporation. Rules governing liquidation accounting require the Corporation to estimate the net value of assets in liquidation. The estimates of net assets in liquidation are based on generally accepted accounting principles and present facts and circumstances and the value of assets actually realized in liquidation is expected to differ from the amounts estimated and could be greater or lesser than the amounts estimated. Accordingly, it is not possible to predict the aggregate amount that will

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ultimately be distributable to shareholders and no assurance can be given that the amount to be received in liquidation will equal or exceed the estimate of net assets in liquidation per share set forth in this news release.



Copies of Genesee Corporation news releases are available on the Internet at http://www.prnewswire.com/comp/352775.html.